Exhibit 10.15

Name: ____________________________	No. of Restricted Shares: _________

TWO RIVER BANCORP

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of the ____ day of ___________, ____ (the “Award Date”) between Two River Bancorp, a New Jersey corporation (the “Company”) and _______________________ (the “Participant”). Capitalized terms used in this Agreement but not defined upon their first usage shall have the meanings ascribed to them in the Company’s 2007 Equity Incentive Plan, as it may be amended from time to time (the “Plan”).

1.     Grant of Restricted Stock. The Company hereby grants to the Participant _________________ restricted shares of the Company’s common stock (the “Restricted Stock”), pursuant to the Plan, subject to the terms and conditions of the Plan, this Agreement, and the Custody Agreement (the “Custody Agreement”) as in effect from time to time by and among the Company, the Participant, and the person or entity designated by the Board of Directors of the Company to serve as custodian thereunder (the “Custodian”).

2.     Incorporation by Reference of the Plan. The Plan is hereby incorporated by reference into this Agreement. The Participant hereby acknowledges receipt of a copy of the Plan and represents and warrants to the Company that the Participant has read and understands the terms and conditions of the Plan. The execution of this Agreement by the Participant constitutes the Participant’s acceptance of, and agreement to, the terms and conditions of the Plan and this Agreement.

3.     Vesting of Restricted Stock. Unless the Committee provides for earlier vesting, and except as otherwise provided in Sections 4(a) and 10, the Restricted Stock shall vest in accordance with the following schedule:

Vesting Date	Number of shares of Restricted Stock vesting on Vesting Date

4.     Forfeiture Provisions.

(a)     Termination of Employment Upon Death or Disability. Upon termination of the Participant’s employment with the Company or its subsidiaries or affiliates by reason of death or disability (as determined by the Committee), unvested shares of Restricted Stock shall become fully vested.

(b)     Termination of Employment For Other Reasons. Upon termination of the Participant’s employment with the Company or its subsidiaries or affiliates for any reason other than death or disability, all unvested shares of Restricted Stock will be forfeited to and reacquired by the Company at no cost to the Company, automatically, immediately, and without further action on the part of the Participant.

5.     Rights as a Shareholder. The Participant shall have all of the rights of a shareholder of the Company, including the right to vote the Restricted Stock and the right to receive cash dividends thereon; provided, however, that distributions with respect to the Restricted Stock which are either in full or partial liquidation of the Company or as the result of a merger or any other corporate reorganization shall not be distributed unless, and until such time as, the Restricted Stock as to which such distribution applies has vested.

6.     Certificates. The Participant acknowledges that certificates representing the Restricted Stock, registered in the Participant’s name, shall be issued and delivered to the Custodian and held by the Custodian in custody pursuant to the Custody Agreement and shall not be delivered to the Participant until such Restricted Stock has vested in accordance with Section 3. Each certificate shall bear a legend evidencing the nature of the Restricted Stock. On the Award Date and upon request of the Company, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock then subject to the restrictions. Within 30 days of the date such Restricted Stock has vested in accordance with Section 3, and upon satisfaction of all other terms and conditions set forth in this Agreement, the Company shall cause a new certificate or certificates to be issued without legend in the name of the Participant for the shares that have vested. Notwithstanding the forgoing, the Restricted Stock may be evidenced by uncertificated shares or otherwise in book entry form in which case the Participant shall receive a statement of holdings evidencing ownership of the Restricted Stock. In addition, notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of its common stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

7.     Limits on Transferability. During the period of time that any shares of Restricted Stock are unvested, such unvested shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will or the laws of descent and distribution, or to a beneficiary upon the death of the Participant, or as otherwise specifically permitted by the Committee.

8.     Tax Withholding Obligations. In order to satisfy any withholding or similar tax requirements relating to the Restricted Stock, the Company has the right to deduct or withhold from any payroll or other payment to a Participant, or require the Participant to remit to the Company, an appropriate payment or other provision, which may include the withholding of Restricted Stock.

9.     Status of Common Stock. The Participant agrees that the Restricted Stock will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Participant also agrees (i) that the certificates representing the Restricted Stock may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Stock on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Stock.

10.     Change in Control. Upon a Change in Control, all non-forfeited unvested shares of Restricted Stock shall become fully vested, subject to compliance with legal and other requirements.

11.     Trading Black Out Policies. The Participant agrees to abide by all trading restriction and “black out” policies established from time to time by the Company.

12.     No Employment Rights. Nothing in this Agreement will confer upon the Participant any right to continued employment with the Company or its subsidiaries or affiliates or affect the right of the Company to terminate the employment of the Participant at any time for any reason.

13.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law, and applicable provisions of federal law.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date and year first above written.

TWO RIVER BANCORP

By: _____________________
President and Chief Executive Officer

PARTICIPANT:

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